UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.     )

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pSivida Corp.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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pSivida Corp.

Notice of Annual Meeting

and

Proxy Statement

Sofitel Sydney Wentworth Hotel

Sydney, Australia

2008 Annual Meeting

November 19, 2008

400 Pleasant Street

Watertown, MA 02472

United States

October 17, 2008

Dear Fellow Shareholders,

It is my pleasure to invite you to this year’s Annual Meeting, which will be held on November 19, 2008 at 11:00 a.m. (AEDT), at the Sofitel Sydney Wentworth Hotel, Wentworth Room, 61 Phillip Street, Sydney NSW 2000, Australia.

The proxy statement accompanying this letter describes the business that we will consider at the meeting. Your vote is important. Please read the proxy statement and vote your shares. You may vote in person by joining us at the meeting on November 19, 2008 in Australia, or you may vote by Internet, by telephone or by completing and signing your proxy card and returning it in the enclosed envelope by the noted deadline.

Yours Sincerely,

Dr. David J. Mazzo

Chairman

pSivida Corp.

NOTICE OF ANNUAL MEETING

November 19, 2008

Date:	Wednesday, November 19, 2008 (Australia)

Time:	11:00 a.m. (AEDT)

Place:	Sofitel Sydney Wentworth Hotel, Wentworth Room, 61 Phillip Street, Sydney NSW 2000, Australia

Purpose of the Meeting

The purpose of the meeting is to consider the following:

•	election of five directors;

•	approval of a stock option grant to the managing director;

•	approval of stock option grants to the non-executive directors;

•	approval of an increase in maximum aggregate annual cash compensation for directors;

•	ratification of appointment of the independent registered public accounting firm; and

•	any other business properly brought before the meeting.

Who May Vote at the Meeting

Stockholders of record at the close of business on September 29, 2008 (US EDT) are entitled to notice of, and to vote at, the 2008 Annual Meeting and any adjournments. A list of stockholders as of the record date will be available for stockholder inspection at the Annual Meeting and at our executive offices during normal business hours from November 9, 2008 to the date of the 2008 Annual Meeting.

CHESS Depositary Interest holders of record at the close of business on September 29, 2008 (US EDT) also are entitled to notice of the 2008 Annual Meeting and any adjournments, and may vote by following the enclosed instructions.

By Order of the Board of Directors

Lori Freedman

Secretary

October 17, 2008

Watertown, Massachusetts

PROXY STATEMENT

The Board of Directors of pSivida Corp. is soliciting your proxy for the 2008 Annual Meeting.

This solicitation is intended to give all stockholders of record important information about, and an opportunity to vote on, matters that will be presented at the Annual Meeting. Copies of the definitive version of this proxy statement and the accompanying proxy card are expected to be first mailed to stockholders on or about October 17, 2008 (US EDT).

This proxy statement and the Annual Report on Form 10-K for our fiscal year ended June 30, 2008 are available at www.psivida.com.

VOTING INSTRUCTIONS

The record date for the Annual Meeting is September 29, 2008 (US).

Each stockholder of record at the close of business on the record date is entitled to notice of, and to vote at, the Annual Meeting and any adjournments. Each of the 18,262,345 shares of common stock outstanding on the record date (including shares held in the form of CHESS Depositary Interests) is entitled to one vote. A majority of the shares of common stock outstanding are required for a quorum.

Each CHESS Depositary Interest (“CDI”) holder of record at the close of business on the record date also is entitled to notice of the Annual Meeting and any adjournments, and may vote by following the enclosed instructions.

Voting Process for Stockholders

Stockholders may vote their shares by proxy in any of the following three ways:

•	By Mail: You may vote by signing and returning the enclosed proxy card.

•

By Internet: You may vote by Internet 24 hours a day through 12:01 a.m., November 19, 2008 (US EDT) by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

•

By Telephone: You may vote by telephone 24 hours a day through 12:01 a.m., November 19, 2008 (US EDT) by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

If you vote by proxy, you may revoke your proxy at any time before it is voted by properly executing and delivering a later-dated proxy card, by later voting by Internet or telephone, by delivering a written revocation to the Company Secretary or by attending the Annual Meeting, requesting a return of the proxy and voting in person.

Although we encourage stockholders to vote by mail, Internet or telephone, whether or not they attend the Annual Meeting, stockholders also may vote by attending, and voting in person at, the Annual Meeting.

Voting Process for CDI Holders

CDI holders may vote at the Annual Meeting by signing and returning the enclosed CDI Voting Instruction Form. Doing so permits CDI holders to instruct CHESS Depository Nominees Pty Ltd (“CDN”) to vote on their behalf in accordance with their written directions.

We have appointed Computershare as our agent with respect to the collection and processing of voting instructions from our CDI holders. Computershare must receive your CDI Voting Instruction Form, completed and mailed in accordance with the instructions provided on the form, by [•], November [•], 2008 (AEDT).

If you vote by completing and returning a CDI Voting Instruction Form, you may revoke those directions by delivering to Computershare, no later than November [•], 2008, a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the Annual Meeting, but cannot vote in person at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at the Annual Meeting. Each nominee, if elected, will hold office until our 2009 Annual Meeting and until his successor is duly elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. Each nominee is a current director elected by our stockholders, excepting Mr. Savas and Mr. Hopper, who are current directors appointed by the Board. We do not anticipate that any nominee will become unavailable to serve.

The Board recommends that you vote FOR the election of each of the nominees as directors.

David J. Mazzo, 51

Director since 2005, Chairman of the Board and Chairman of the Compensation Committee

Dr. Mazzo is President and Chief Executive Officer of Regado Biosciences, Inc., an antidote drug systems discovery and development company, a position that he has held since August 2008. From April 2007 to April 2008, Dr. Mazzo served as the President and Chief Executive Officer, and as a director, of AEterna Zentaris, Inc., a biopharmaceutical company. From April 2003 to March 2007, Dr. Mazzo served as President and Chief Executive Officer of Chugai Pharma USA, the U.S. affiliate of Chugai, a Japanese pharmaceutical company and a member of the Roche Group. Dr. Mazzo previously held management positions in several international pharmaceutical companies, including serving as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. Dr. Mazzo is also a director of AVANIR Pharmaceuticals.

Paul Ashton, 48

Director since 2005, Managing Director

Dr. Ashton has served as our Managing Director since January 2007 and was our Executive Director of Strategy from December 2005 to January 2007. From 1996 until its acquisition by pSivida in December 2005, Dr. Ashton was the President and Chief Executive Officer of Control Delivery Systems, Inc. (“CDS”), a drug delivery company that he co-founded in 1991. Dr. Ashton previously was a joint faculty member in the Departments of Ophthalmology and Surgery at the University of Kentucky, served on the faculty of Tufts University and worked as a pharmaceutical scientist at Hoffman-La-Roche.

Paul A. Hopper, 52

Director since 2008, member of the Audit and Compliance Committee and Nomination Committee

Mr. Hopper is the lead director of Polynoma LLC, a private U.S. oncology biotechnology company. From August 2007 to March 2008, Mr. Hopper served as Executive Chairman of Cell Aquaculture Limited, an aquaculture company, and from July 2005 to July 2007, Mr. Hopper served as Executive Chairman of Bone Medical Limited, a drug delivery company. From September 2003 to February 2005, Mr. Hopper served as Managing Director of Australian Cancer Technology Limited, an oncology biotechnology company. Mr. Hopper is also a director of Somnomed Limited and Viralytics Limited.

Michael Rogers, 48

Director since 2005, Chairman of the Audit and Compliance Committee and member of the Compensation Committee

Mr. Rogers is Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Inc., a specialty pharmaceutical company, a position that he has held since February 1999. Mr. Rogers was previously

Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a publicly-traded health care information technology company, Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a publicly-traded biopharmaceutical company, and Vice President, Investment Banking at Lehman Brothers, Inc. and at PaineWebber, Inc.

Peter G. Savas, 60

Director since 2008, member of the Audit and Compliance Committee and Nomination Committee

Mr. Savas is Chairman and Chief Executive Officer of Alseres Pharmaceuticals, Inc., a company engaged in the development of therapeutic and diagnostic products primarily for nervous system disorders, a position that he has held since September 2004. From September 2000 to March 2004, Mr. Savas served as Chief Executive Officer and President and, from April 2001 to March 2004, as Chairman, of Aderis Pharmaceuticals, Inc., a biopharmaceuticals company. From 1992 to 2000, Mr. Savas served as President of Unisyn, Inc., a contract manufacturer of biologics, and was also Chief Executive Officer from 1995 to 2000. Mr. Savas is a Director of Regenesis Biosciences and the Managing Partner of Tughill Partners, a life sciences consulting firm.

The above information includes service with respect to pSivida Corp. and, prior to June 2008, its predecessor, pSivida Limited.

Retiring Directors

Dr. Katherine Woodthorpe is also a current member of the Board. Dr. Woodhorpe is not standing for re-election following completion of her current term.

BOARD OF DIRECTORS

Board Committees

The Board has established three standing committees: the Audit and Compliance Committee, the Compensation Committee and the Nomination Committee. Each committee is comprised entirely of independent directors, and each committee has a written charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Board and committee charters, available on the “Corporate Governance” section of our website at www.psivida.com.

The Board also established, during fiscal year 2008, an interim Reincorporation Committee.

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for the annual appointment of the independent registered public accounting firm, oversight of the financial reporting process and oversight of legal compliance. More specifically, the Audit and Compliance Committee’s responsibilities include:

•

appointing, determining the compensation and retention of and monitoring the effectiveness and independence of the independent registered public accounting firm, including resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting;

•	appointing one or more persons responsible for internal audit functions;

•	overseeing adoption and maintenance of accounting policies and procedures;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	reviewing with the independent registered public accounting firm our interim financial statements;

•

reviewing with management, internal auditors and the independent registered public accounting firm our annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•

establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees, regarding accounting, internal accounting controls or auditing matters;

•	overseeing compliance with legal and ethical requirements;

•	reviewing and approving related party transactions; and

•	reviewing other matters that the Board deems appropriate.

The members of the Audit and Compliance Committee are currently Mr. Rogers (chair), Mr. Hopper and Mr. Savas. During fiscal year 2008, the members were Mr. Rogers (chair), Dr. Mazzo and Dr. Woodthorpe.

The Board has determined that all current and fiscal year 2008 members of the Audit and Compliance Committee are independent for purposes of service on the Audit and Compliance Committee as provided in the rules of the Securities and Exchange Commission (the “SEC”), The NASDAQ Stock Exchange (“NASDAQ”) and the Australian Securities Exchange (“ASX”). The Board also has determined that Mr. Rogers, Mr. Hopper and Mr. Savas are audit committee financial experts.

The Audit and Compliance Committee met nine times during the fiscal year ended June 30, 2008.

Compensation Committee

The Compensation Committee is responsible for overseeing executive compensation and benefits. More specifically, the Compensation Committee’s responsibilities include:

•

evaluating and making recommendations to the Board regarding the performance and compensation of the managing director, executive directors, executive officers and any other persons directly reporting to the managing director;

•	reviewing and making recommendations to the Board regarding non-executive director compensation, and ensuring that non-executive director compensation is in accordance with stockholder approvals;

•	reviewing and making recommendations to the Board regarding our compensation policies, including short- and long-term incentive programs and other benefits and compensation structures;

•	reviewing and making recommendations to the Board regarding proposals for adoption of new employee or executive equity and incentive plans;

•	administering existing equity and incentive plans;

•	ensuring the implementation and effective operation of a performance management process;

•	being informed of current trends in, and legal issues associated with, executive compensation and incentive initiatives;

•

reviewing, discussing with management and making recommendations to the Board regarding the “Compensation Discussion and Analysis” required to be included in our annual reports and proxy statements; and

•	producing a “Compensation Committee Report” for inclusion in our annual proxy statement.

The members of the Compensation Committee are Dr. Mazzo (chair), Mr. Rogers and Dr. Woodthorpe. During fiscal year 2008, the members were Dr. Mazzo (chair), Mr. Rogers and Dr. Woodthorpe.

The Compensation Committee met five times during the fiscal year ended June 30, 2008.

Nomination Committee

The Nomination Committee is responsible for recommending director nominees and reviewing the performance of existing directors. More specifically, the Nomination Committee’s responsibilities include:

•	identifying and recommending new director nominees;

•	assessing the skills required on the Board, and the skills represented on the Board;

•	recommending to the Chairman of the Board means by which skill levels of existing directors can be enhanced; and

•	recommending to the Board whether existing directors should be supported for re-election.

The members of the Nomination Committee are Dr. Woodthorpe (chair), Mr. Hopper and Mr. Savas. During fiscal year 2008, the members were Dr. Woodthorpe (chair), Dr. Mazzo and Mr. Rogers.

The Nomination Committee engaged independent search consultant Levin & Company, Inc. during fiscal year 2008 to assist in identifying and evaluating potential director candidates. Levin & Company, Inc. identified Messrs. Hopper and Savas as director candidates, who were recommended as director candidates by the Nomination Committee and appointed directors by the Board on July 9, 2008.

The Nomination Committee met two times during the fiscal year ended June 30, 2008.

Reincorporation Committee

The Reincorporation Committee was responsible for overseeing the reincorporation process. More specifically, the Reincorporation Committee’s responsibilities included:

•	establishing and monitoring the executive officers responsible for day-to-day reincorporation activities; and

•

approving the form and content of the Information Memorandum, which was the principal reincorporation disclosure document distributed to stockholders and filed with the SEC, the Australian Securities and Investments Commission and the Federal Court of Australia.

The members of the Reincorporation Committee were Dr. Woodthorpe (chair) and Dr. Ashton.

Attendance at Board and Committee Meetings

The Board and its committees met thirty-one times during the fiscal year ended June 30, 2008, including twelve board meetings and nineteen committee meetings. Each of the directors standing for election attended at least 75% of the meetings of the Board and the committees on which he served. All directors also attended our 2007 Annual Meeting, in accordance with our policy that encourages each director to attend Annual Meetings.

CORPORATE GOVERNANCE

Director Independence

The Board, based on the recommendation of the Nomination Committee, has determined that Dr. Mazzo, Mr. Hopper, Mr. Rogers, Mr. Savas and Dr. Woodthorpe are independent under applicable standards of NASDAQ and ASX. Our other director, Dr. Ashton, serves as our Managing Director.

Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions”. Under this policy, the Audit and Compliance Committee, or, in time sensitive instances, the chair of the Audit and Compliance Committee, holds responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of pSivida and its stockholders.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director by writing to such group or individual at the following address:

[Name(s) of Director(s), Group of Directors or Board of Directors]

c/o Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

The Company Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Stockholder Nominations for Director

The Nomination Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Corporate Governance” section of our website at www.psivida.com.

The Nomination Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Nomination Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our corporate governance principles and criteria approved by the Board from time to time. The Nomination Committee will determine whether to interview any candidate in its sole discretion.

Audit and Compliance Committee Report

In the course of its oversight of the financial reporting process, the Audit and Compliance Committee has (1) reviewed and discussed with management the audited financial statements for our fiscal year ended June 30, 2008, (2) discussed with Deloitte & Touche LLP, the Company’s independent auditor, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (3) received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and (4) discussed with the independent accountant the independent accountant’s independence.

Based upon the foregoing review and discussions, the Audit and Compliance Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended June 30, 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for filing with the SEC.

Submitted By

Audit and Compliance Committee

Mr. Michael Rogers

Mr. Paul A. Hopper

Mr. Peter G. Savas

Beneficial Ownership

The tables below set forth information regarding beneficial ownership of our shares of common stock as of September 22, 2008 by (1) any person or entity who, to our knowledge, beneficially owns 5% or more of our shares of common stock based on filings with the SEC and (2) our directors and named executive officers. Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o pSivida Corp., 400 Pleasant Street, Watertown, MA 02472, United States, telephone +1 617-926-5000, facsimile +1 617-926-5050.

Except as indicated, the persons named in the tables below have sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by them.

5% Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Pfizer, Inc. c/o Marc Keenan Treasurers Division 235 East 42nd Street New York, New York 10017 USA	1,862,093	(1)	10.19%
ORBIS Investment Management (Australia) Pty Limited Level 2, Challis House, 4-10 Martin Place Sydney, Australia NSW 2000	949,582	(2)	5.19%

(1)	Includes 1,862,093 shares, as referenced in the Form 13D filing dated July 17, 2007 and as adjusted to give effect to the reincorporation’s share exchange ratio.

(2)	Includes 949,582 shares, as referenced in the Form 13G/A filing dated February 8, 2008 and as adjusted to give effect to the reincorporation’s share exchange ratio.

Directors and Executives	Number of Shares Beneficially Owned	Number of Shares Acquirable Within 60 Days on Exercise of Options	Total Beneficial Ownership	Percent of Shares Beneficially Owned
Paul A. Hopper	—	—	—	—
David Mazzo	500	11,250	11,750	*
Michael Rogers	—	11,250	11,250	*
Peter G. Savas	—	—	—	—
Katherine Woodthorpe	—	1,666	1,666	*
Paul Ashton(1)	430,091	21,307	451,398	2.47%
Lori Freedman	64,807	13,384	78,191	*
Michael Soja	69,011	13,384	82,395	*
Aaron Finlay(2)(**)	375	33,750	34,125	*
Current Directors and Executives as a group (8 persons)	564,409	72,241	636,650	3.47%

*	Represents holdings of less than 1% of our outstanding capital stock.

**	Represents balance of shares held by former executive officer as of date of resignation and balance of options held by former executive officer as of September 22, 2008.

(1)	Of such shares, 413,310 are held directly by Dr. Ashton and 16,781 are held by the trustee of the Dr. Ashton Children’s Irrevocable Trust as to which Dr. Ashton disclaims beneficial ownership.

(2)	Of such options, 17,500 are held by Mr. Finlay’s wife as trustee for the Aylesford Trust. Mr. Finlay resigned as an executive officer on June 17, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers and 10% beneficial owners file reports of ownership and changes in ownership of our securities with the SEC and NASDAQ. In September 2007, an amended Form 3 was filed for Dr. Mazzo to correct a prior timely filed report in which we had inadvertently misstated the number of shares underlying one of Dr. Mazzo’s options to purchase shares. To our knowledge, all other reports were timely filed during the fiscal year ended June 30, 2008.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” below with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” as it appears below be included in this proxy statement on Schedule 14A and be incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

Submitted By

Compensation Committee

Dr. David Mazzo

Mr. Michael Rogers

Dr. Katherine Woodthorpe

Compensation Discussion and Analysis

The following discussion and analysis focuses on our executive compensation policies and decisions related to our named executive officers for fiscal year 2008.

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate executive officers capable of leading us to achieve our business objectives and build value for our shareholders. Accordingly, we structure our compensation program to incentivize our executive officers to further our strategic goals and to align the interests of our executive team with the interests of our shareholders. We provide cash compensation in the form of base salary and bonuses with respect to attainment of our short-term goals and equity compensation with respect to retention and attainment of our long-term goals. We reward executives for positive company performance and individual contribution.

We seek to offer levels of compensation that are competitive with compensation paid by comparable companies for comparable responsibilities and positions. We generally intend that total compensation, base salary, total cash compensation and long-term equity incentives for each executive officer be in the 50th percentile range for executive officers in comparable positions at comparable companies, with the potential to be at approximately the 75th percentile for total cash compensation and long-term equity incentives based on outstanding performance.

We recently reincorporated from Australia to the United States. As part of the reincorporation process, we undertook to introduce new processes to assess executive compensation, including the engagement of an independent compensation consultant and a peer group comparison. We strive to make our compensation decisions transparent to our shareholders and executives and thereby to achieve our objectives by communicating openly with our executive officers regarding our compensation process, pay structure and performance objectives.

Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation and benefits programs, including the pSivida Corp. 2008 Incentive Plan approved by shareholders in June 2008. The Compensation Committee determines the compensation of each of our executive officers. No current executive officer had any role in the determination of any other executive officer’s compensation for fiscal year 2008.

Overview of Executive Compensation Program

Employment Agreements. Each of our executives officers is engaged under an employment agreement with the Company. Dr. Ashton, Ms. Freedman and Mr. Soja were executive officers of Control Delivery Systems (CDS) and are employed under agreements negotiated on an arm’s-length basis in connection with the acquisition of CDS by Gavin Rezos, our then Managing Director, and approved by our Board of Directors. At the time of the acquisition of CDS by us, Dr. Ashton, Ms. Freedman and Mr. Soja had change of control agreements entitling them to severance following the acquisition of CDS in the event of a reduction in compensation or a loss of title or responsibility. Our Board of Directors sought to retain Dr. Ashton, Ms. Freedman and Mr. Soja subsequent to the acquisition and to avoid paying severance, and Mr. Rezos negotiated employment arrangements that were substantially similar to their then existing agreements with CDS to achieve those ends. Each of these employment agreements provides for a minimum base salary, a discretionary annual cash bonus and discretionary equity incentives.

Mr. Finlay, who resigned as an executive officer in June 2008, was employed by the Company prior to the acquisition of CDS. In February 2006, in light of the acquisition of CDS, Mr. Rezos negotiated an amendment to Mr. Finlay’s employment agreement to retain him as the Company’s Australian resident Secretary and to assist in managing the Australian operations as the Company transitioned from an Australian company to a US company.

Elements of Compensation. Our compensation program contemplates that our executive officers receive the following elements of compensation:

•

Base Salary, which provides fixed annual compensation. Base salary generally represents the largest current component of annual compensation to executive officers. While the principal objective of base salary is to attract and retain highly talented executives, base salary is also used to motivate sustained individual performance in that individual performance is a factor considered in making annual base salary adjustments, along with market and other considerations.

•

Cash Bonuses, which are set at a targeted level, are awarded on a discretionary basis and are designed to reward executives for the Company’s overall performance and individual performance in a given year. The target annual incentive bonus amounts vary depending, among other things, on the level of each executive’s responsibilities and potential impact on the Company’s performance. Accordingly, the higher the level of control and accountability that is exercisable by an executive officer over our overall performance, the greater the percentage of the executive officer’s target total cash compensation that is dependent on annual performance-based cash bonus awards.

•

Equity Compensation, which may consist of share options, restricted stock or other equity incentives awarded to executives under plans generally approved by our stockholders. Equity compensation awards are designed and structured to align our executive officers’ long-term interests with those of our shareholders. Equity compensation has historically been in the form of stock options. Because options have an exercise price equal to or greater than the share price on the date of grant, they have value only when the value of our stock increases. Therefore, our executives only receive value as value is created for shareholders. Options generally vest over time and are intended to be granted on annual intervals, thereby serving as an important retention device. Our equity grants provide incentives for sustained long-term performance.

•

Insurance and retirement benefits, which consist of health, dental, life and disability insurance and a 401(k) retirement match, or for Australian employees a statutory contribution to the superannuation fund, that are provided to all employees. Executives have no other benefits that are not available to other employees.

In determining total compensation and the elements of compensation, our Compensation Committee takes into account individual performance, individual responsibility, contractual obligations, compensation practices at peer group companies and in industry surveys, compensation programs for all our employees, the compensation of each executive relative to that of other executives, and any special considerations such as recruitment, promotions, organizational changes and transitional roles. The availability of insurance and retirement benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for our Compensation Committee’s determination of an executive officer’s total compensation for any year since these benefits are offered to all employees. Our Compensation Committee does not generally provide perquisites to our executives. In making its determinations, our Compensation Committee takes into account the Company’s headcount, market capitalization and stage of business development.

Independent Compensation Consultant

In January 2008, our Compensation Committee sought the advice of Radford Surveys + Consulting (Radford) regarding our executive compensation practices. The engagement and compensation of Radford was determined by the Compensation Committee. Radford does not provide other consulting services to the Company. The Compensation Committee has sole responsibility for the selection, hiring and removal of the compensation consultant.

In August 2008, following a review and analysis of our executive compensation program in conjunction with our Compensation Committee, Radford presented the Committee with a report and recommendations on executive compensation, including a market analysis of base salary, total cash compensation, and equity compensation. At our Compensation Committee’s direction, Radford also conducted a review and analysis of compensation of our directors and other employees and provided a report and recommendations to our Compensation Committee.

Peer Group Comparison

In August and September 2008, the Compensation Committee, with the assistance of Radford, completed a review of our executive compensation program against the compensation practices of a peer group of companies and industry survey data. The survey data used for this comparison came from the 2007 Radford Global Life Sciences Executive Survey and the 2007 Radford Global Life Sciences Benchmark Survey and targeted public companies with less than 100 employees that were primarily companies focused on research and development (Phase II and Phase III). All cash compensation data reported in these surveys was increased by 4.5% by Radford for purposes of our comparison in order to update the results of the survey to 2008. The 4.5% increase was utilized by Radford by reference to the results of the Radford 2008 Q1 Quarterly Summary of Life Sciences Industry Trends.

While we remained an Australian company, our executive compensation was based on contractual rights. In April 2008 and in connection with our reincorporation in the United States, our Compensation Committee, in consultation with Radford, selected peer group companies against which to measure our executive compensation. The selected peer group consists of biotechnology, pharmaceutical and drug delivery companies with similar market capitalization, revenues and number of employees and with products in similar stages of development. The peer group is composed of: Achillion Pharmaceuticals, Inc., Acusphere, Inc., Alseres Pharmaceuticals, Inc., A.P. Pharma, Inc., AVANIR Pharmaceuticals, Cleveland BioLabs, Inc., CytRx Corporation, EntreMed, Inc., Genaera Corporation, Hana Biosciences, Inc., Inhibitex, Inc., Introgen Therapeutics, Inc., Optimer Pharmaceuticals, Inc., OXiGENE, Inc., and Titan Pharmaceuticals, Inc. The peer group data was derived from compensation data taken from proxy statements published by our peer group companies in calendar year 2008.

Our Compensation Committee, with the assistance of Radford, compared our executive compensation to a market composite (Market Composite) composed equally of the results of the survey data and the data derived from our peer group comparison.

Relative to the Market Composite, the Compensation Committee generally intends that total compensation, base salary, total cash compensation and long-term equity incentives for each executive officer be in the 50th percentile range of the Market Composite for executive officers of comparable positions, with the potential to be at approximately the 75th percentile for total cash compensation and long-term equity incentives based on outstanding performance.

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Base Salary and Target Total Cash Compensation. Our Compensation Committee intends to provide our executive officers base salaries and target total cash compensation in the 50th percentile range of the Market Composite for executive officers of comparable companies. In the case of exceptional company and individual performance, we may pay our executive officers total cash compensation up to approximately the 75th percentile of the Market Composite.

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Equity Compensation. Ongoing option grants are intended to be set in the 50th percentile of the Market Composite for executive officers of comparable companies. Other factors that may affect our equity compensation grants include the amount and monetary value of current options outstanding, number of option grants made in prior years, Company and individual performance, and competitive and other factors. The metric that we use to compare our option grants against the Market Composite is a blend of the Black-Scholes valuation of options granted, the number of options delivered and the annual grant as a percentage of total shares outstanding.

Fiscal Year 2008 Executive Compensation

Our Compensation Committee provided for the following compensation for our executive officers with respect to fiscal year 2008:

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Fiscal 2008 Base Salary and Total Cash Compensation. For fiscal year 2008, our executive officers were paid the minimum base salary set forth in their employment agreements. In September 2008, the Compensation Committee granted cash bonuses to each of our current executive officers to bring their total cash compensation for fiscal year 2008 to approximately the 50th percentile range. Dr. Ashton received a bonus of 50% of his annual salary for fiscal year 2008, and Mr. Soja and Ms. Freedman received bonuses equal to 30% of their fiscal year 2008 salaries. Performance factors considered in the grant of these cash bonuses under our discretionary bonus plan included each executive officer’s role in Company performance during fiscal years 2007 and 2008, including their roles in the completion of our various fund raises during the past two fiscal years, the collaboration and license agreement with Pfizer in April 2007, the amendment to the collaboration agreement with Alimera in March 2008, and our reincorporation from Australia to the United States in June 2008.

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Fiscal 2008 Equity Compensation. In September 2008, our Compensation Committee awarded 110,000 options to each of Mr. Soja and Ms. Freedman and recommended that shareholders approve a grant of 280,000 options to Dr. Ashton. The exercise price of each of these options is the closing price of one share of Company common stock on the date of grant, and each option vests in four equal instalments on the first, second, third and fourth anniversaries of the date of grant. Each executive officer agreed to amend the terms of their employment contract such that on a termination of their employment without cause by the Company or upon their resignation from the Company for good cause, any unvested portion of the stock option that would have vested as of the first anniversary of the cessation of his employment will vest immediately prior to such cessation of employment and the remaining unvested portion of the stock option will cease to be exercisable. These grants are at the 75th percentile range of the Market Composite for comparable positions. In making or recommending these grants, our Compensation Committee determined that additional options grants were appropriate to reward the efforts of our executive officers in the financial restructuring in fiscal years 2007 and 2008 and their roles in Company performance during those two years. Our Compensation Committee also noted that all outstanding options were below current market value, which the Committee believes presents a significant retention risk. Our Compensation Committee also considered that, based on the peer group and survey information, our executive equity participation and overall compensation has lagged competitive market practices in the past both on an annual grant basis and on an aggregate potential ownership basis (as a percentage of total common shares outstanding). These awards were designed to satisfy this deficit in part, although the Committee may make additional awards in the future to bring our officers to a level consistent with our peers.

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Transition Compensation for Mr. Finlay. We entered into a six-month consulting agreement with Mr. Finlay, negotiated by Dr. Ashton and approved by the Board of Directors, pursuant to which Mr. Finlay agreed to provide transition services to us as an independent consultant for six months following his resignation as an employee in February 2008 and to continue to serve as an executive officer for a limited period of time, which he did until June 2008. Mr. Finlay was entitled to be paid A$78,000 as compensation for his services, and his options will continue to vest until December 31, 2010. The Board of Directors determined that the agreement was appropriate to ensure that Mr. Finlay would be available to assist us during the transitional phase following his resignation as an employee of the Company and during the final stages of our reincorporation from Australia to the United States.

Termination-Based Compensation

We made termination-based payments to Mr. Finlay in conjunction with his resignation as an employee on February 29, 2008. We agreed to pay him A$140,000 as a means of ensuring that Mr. Finlay would continue to support the Company during its reincorporation to the United States. We also obtained a release from Mr. Finlay from any potential claims that he might have against the Company in exchange for this severance payment. Mr. Finlay did not receive any termination-based compensation in conjunction with his resignation as an executive officer on June 17, 2008.

Pursuant to the terms of the various employment agreements that we have reached with our current executive officers, we have also agreed to make severance payments to our executive officers in certain circumstances.

Fiscal Year 2009 Compensation Developments

In September 2008, upon completion of the Compensation Committee’s review with Radford of the executive officers’ compensation, our Compensation Committee set each executive officer’s target total cash compensation for fiscal year 2009 in line with the 50th percentile range of the Market Composite. As a result, Dr. Ashton’s base salary was increased to $330,000 for fiscal year 2009, and his target bonus percentage was set at 50% of his base salary; Ms. Freedman’s base salary was increased to $286,125, and her target bonus was set at 30% of her base salary; and Mr. Soja’s salary was unchanged and his target bonus was set at 30% of his base salary.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our managing director and our other executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Beginning on July 1, 2005, we began accounting for stock-based payments, including stock options, in accordance with the requirements of FAS 123(R).

Compensation Committee Processes and Procedures

The Compensation Committee is responsible for overseeing executive compensation and benefits; it administers, reviews and recommends to the Board any changes in individual compensation of executive officers, general compensation policies and equity and incentive plans. The Compensation Committee has the authority to retain, terminate and determine the fees and terms of engagement of compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and to authorize payment of any such advisors.

The executive officers had no involvement in determining or recommending the amount or form of executive and director compensation during fiscal year 2008. No executive may be involved in, or present during, deliberations or voting on his or her own compensation.

Compensation consultant Radford Surveys + Consulting was engaged directly by the Compensation Committee. Radford was engaged for a period of one year and directed to assess compensation for executive officers and directors for fiscal year 2008 and compensation design for fiscal year 2009 and to advise regarding long-term incentive design and strategies.

Executive Compensation

The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in pSivida of our principal executive officer, our principal financial officer, our other executive officer and Mr. Aaron Finlay, who was an executive officer until his resignation on June 17, 2008 (the “Named Executive Officers”).

Summary Compensation

The following table and footnotes provide additional information concerning the compensation of the Named Executive Officers for the fiscal years ended June 30, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Paul Ashton(1)	2008	300,000	150,000	—	12,455	—	—	10,559	473,014
Managing Director	2007	300,000	25,832	62,283	—	—	—	13,820	401,935
Michael J. Soja	2008	272,497	81,749	—	35,609	—	—	11,584	401,429
Vice President of Finance, Chief Financial Officer and Treasurer	2007	272,497	54,242	136,640	13,815	—	—	11,530	488,724
Lori Freedman	2008	272,497	81,749	—	35,609	—	—	11,934	401,789
Vice President of Corporate Affairs, General Counsel and Secretary	2007	272,497	55,308	142,941	13,815	—	—	14,255	498,816
Aaron Finlay(2)	2008	164,351	—	—	50,477	—	—	203,501	418,329
Former Company Secretary	2007	244,308	—	—	—	—	—	29,284	273,592

(1)	Dr. Ashton also served as a director during each of fiscal years 2008 and 2007. Dr. Ashton does not receive any additional compensation for serving as a director.

(2)	Mr. Finlay received his compensation in Australian dollars. Compensation paid in Australian dollars was converted into U.S. dollars using the average exchange rates during fiscal year 2008 or 2007, as applicable. Mr. Finlay resigned as an executive officer on June 17, 2008.

(3)	Option awards were converted from Australian dollars to U.S. dollars using the average exchange rates during fiscal year 2008 or 2007, as applicable. Stock and option awards reflect the amounts recognized for financial statement reporting purposes for each of fiscal years 2008 and 2007 in accordance with SFAS 123R. Option awards are valued using the Black-Scholes valuation model. The underlying valuation assumptions for fiscal year 2008 equity awards are further disclosed in Note 11 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2008. The underlying valuation assumptions for fiscal year 2007 equity awards are further disclosed in Note 13(c) of the audited financial statements filed with our Annual Report on Form 20-F for fiscal year 2007. Stock awards were issued in conjunction with the December 2005 acquisition of CDS. The amounts shown represent the amortization of the deferred compensation over the vesting period. In March 2007, Dr. Ashton voluntarily forfeited 11,510 shares of common stock that had been granted at the time of the acquisition of CDS. This forfeiture resulted in a reversal of fiscal year 2006 expenses, which reversal is not reflected in the above table. Dr. Ashton’s, Mr. Soja’s and Ms. Freedman’s fiscal year 2008 and 2007 option awards were revalued due to their undefined performance condition vesting requirements. This revaluation resulted in a reversal of fiscal year 2006 expenses, which reversal is not reflected in the above table.

(4)	The table below shows amounts under All Other Compensation for fiscal years 2008 and 2007:

Name	Year	Company paid amounts for life insurance ($)	Company contributions to 401(k) plan ($)	Australian law superannuation contributions made by pSivida ($)	Severance Pay ($)	Other ($)		Consulting ($)		Total ($)
Paul Ashton	2008 2007	684 630	9,875 13,190	— —	— —	— —		— —		10,559 13,820
Michael Soja	2008 2007	684 630	10,900 10,900	— —	— —	— —		— —		11,584 11,530
Lori Freedman	2008 2007	684 630	11,250 13,625	— —	— —	— —		— —		11,934 14,255
Aaron Finlay(*)	2008 2007	— —	— —	14,792 21,988	125,504 —	16,589 7,296	(**) (**)	46,616 —	(***)	203,501 29,284

(*)	All amounts paid to Mr. Finlay have been converted into U.S. dollars using the average exchange rates during fiscal year 2008 or 2007, as applicable.

(**)	“Other” for fiscal year 2008 is attributable to payment of unused accrued vacation ($12,642) and to company-paid office parking ($3,947). “Other” for fiscal year 2007 is attributable to company-paid office parking.

(***)	Following Mr. Finlay’s transition from Company Secretary to a consultant on February 29, 2008, we paid Mr. Finlay $46,616 for the first four months of a six-month consulting agreement.

During fiscal years 2008 and 2007, Dr. Ashton, Mr. Soja and Ms. Freedman were employed under employment agreements with pSivida. Each employment agreement provided an annual minimum base salary, which for Dr. Ashton was $300,000 and for each of Ms. Freedman and Mr. Soja was $272,497. Each employment agreement also provided for discretionary bonuses, stock option grants, life insurance and matching 401(k) contributions. Dr. Ashton, Mr. Soja and Ms. Freedman were also entitled to participate in our medical, dental and disability insurance plans.

Mr. Finlay was employed under an employment agreement with pSivida until February 29, 2008, and subsequently continued to provide services as an independent contractor. Mr. Finlay’s employment agreement provided for an annual minimum base salary of A$275,000 and for discretionary bonuses and stock option grants. Mr. Finlay’s employment agreement also provided for superannuation contributions in accordance with Australian law, and benefits including travel insurance and a company-paid office parking space. Mr. Finlay’s independent contractor agreement provided for us to pay monthly consulting fees of A$13,000 for a period of six months from February 29, 2008.

During fiscal year 2008, Dr. Ashton, Mr. Soja, Ms. Freedman and Mr. Finlay each received a stock option grant to purchase 18,750 pSivida CDIs. Dr. Ashton’s stock option grant is valued at a grant date fair value of $30,454. Each of Mr. Soja’s, Ms. Freedman’s and Mr. Finlay’s stock option grants is valued at a grant date fair value of $49,584. Each stock option grant has an exercise price of $4.89 (as converted from Australian dollars to U.S. dollars using the exchange rate of on the date of grant), vests in three equal annual installments on October 18, 2008, 2009 and 2010 and expires on September 30, 2012.

Grants of Plan-Based Awards

The following table and footnotes provide information concerning grants of plan-based awards to the Named Executive Officers during the fiscal year ended June 30, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)(3)	Grant Date Fair Value of Stock and Option Awards September 16, 2008(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul Ashton	11/27/07	—	—	—	—	—	—	—	18,750	4.89	30,454
Managing Director
Michael J. Soja	10/18/07	—	—	—	—	—	—	—	18,750	4.89	49,584
Vice President of Finance, Chief Financial Officer and Treasurer
Lori Freedman	10/18/07	—	—	—	—	—	—	—	18,750	4.89	49,584
Vice President of Corporate Affairs, General Counsel and Secretary
Aaron Finlay(1)	10/18/07	—	—	—	—	—	—	—	18,750	4.89	49,584
Former Company Secretary

(1)	Mr. Finlay resigned as an executive officer on June 17, 2008.

(2)	The exercise price of the options is equal to 110% of the closing price on ASX of the CDIs on October 18, 2007.

(3)	The exercise price and the grant date fair value of the options were converted from Australian dollars to U.S. dollars using the exchange rate on October 18, 2007 and on the date of grant, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information concerning outstanding equity awards for the Named Executive Officers as of June 30, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable (3)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (3)(5)	Option Exercise Price ($)(6)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Ashton	8,807	—	—	9.0936	08/25/09	—	—	—	—
Managing Director	6,250	—	6,250	35.3832	09/30/10
	—	18,750	—	5.2883	09/30/12
Michael J. Soja	2,969	—	2,969	35.3832	09/30/10	—	—	—	—
Vice President of Finance, Chief Financial Officer and Treasurer	2,083	4,167	—	12.4995	09/30/11
	—	18,750	—	5.2883	09/30/12

Lori Freedman	2,969	—	2,969	35.3832	09/30/10	—	—	—	—
Vice President of Corporate Affairs, General Counsel and Secretary	2,083	4,167	—	12.4995	09/30/11
	—	18,750	—	5.2883	09/30/12

Aaron Finlay(1)(2)	17,500	—	—	45.3832	08/05/09	—	—	—	—
Former Company Secretary	5,000	—	—	30.7680	03/31/10
	5,000	—	—	35.3832	09/30/10
	—	18,750	—	5.2883	09/30/12

(1)	17,500 exercisable options are held by Mr. Finlay’s wife as trustee for the Aylesford Trust.

(2)	Mr. Finlay resigned as an executive officer on June 17, 2008.

(3)	The option numbers represent options to acquire shares of common stock or, if the option is denominated in CDIs, common stock equivalents. Each CDI represents one share of common stock.

(4)	The 4,167 unexercisable options held by each of Mr. Soja and Ms. Freedman vest in two equal annual installments on October 18, 2008 and 2009. The 18,750 unexercisable options held by each of Dr. Ashton, Mr. Soja, Ms. Freedman and Mr. Finlay vest in three equal annual installments on October 18, 2008, 2009 and 2010.

(5)	The vesting date for the 6,250 options held by Dr. Ashton and the 2,969 options held by each of Mr. Soja and Ms. Freedman, with an exercise price of $35.3832 and an expiration date of September 30, 2010 in each case, was originally scheduled for December 30, 2007. However, the options did not vest on that date, because the options’ vesting was and remains subject to performance conditions that have not yet been defined.

(6)	The exercise price of options denominated in Australian dollars was converted to U.S. dollars using the exchange rate at June 30, 2008.

Option Exercises and Stock Vested

No stock vested and none of the Named Executive Officers exercised any options during fiscal year 2008.

Pension Benefits

We do not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

Dr. Ashton, Ms. Freedman and Mr. Soja each has, and Mr. Finlay had, a contract with pSivida that provides for potential payments in connection with his or her termination. If the severance provisions in the Named Executive Officers’ contracts had been triggered on June 30, 2008, the Named Executive Officers would have been entitled to payments in the following amounts:

Name	Salary ($)	Bonus ($)	Medical/ Dental/ Life/ Disability Insurance ($)	Superannuation contributions ($)	Total ($)
Paul Ashton(1)(2)	300,000	—	1,236	—	301,236
Managing Director
Michael Soja(2)(3)	272,497	—	24,096	—	296,593
Vice President of Finance, Chief Financial Officer and Treasurer
Lori Freedman(2)(3)	272,497	—	24,096	—	296,593
Vice President of Corporate Affairs, General Counsel and Secretary
Aaron Finlay(4)	—	—	—	—	—
Former Company Secretary

(1)	The above table does not take into account up to $800,000 that Dr. Ashton would receive if we exercised our right under our non-competition agreement with Dr. Ashton to require him not to compete with us for a period of up to 24 months.

(2)	The above table assumes lump sum payments for one year of medical, dental, life and disability insurance premiums for Mr. Soja and Ms. Freedman and of dental, life and disability insurance premiums for Dr. Ashton, and does not take into account potential increases in insurance premiums. The table also assumes that Dr. Ashton, Mr. Soja and Ms. Freedman elected their current coverage under our employee benefit plans and did not obtain coverage from another employer. For purposes of quantifying medical, dental, life and disability insurance benefits, we have used the assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	The severance amounts for Mr. Soja and Ms. Freedman have been calculated on the assumption that making such payments would not be limited or precluded by Internal Revenue Code Section 280G, and without regard to whether such payments would subject Mr. Soja and Ms. Freedman to the federal excise tax levied on certain “excess parachute payments” under Internal Revenue Code Section 4999. In the event that either of the above Code provisions were triggered by these severance payments, such severance payments would be reduced to the extent necessary to maximize the executive officer’s total after-tax payments.

(4)	Mr. Finlay resigned as an executive officer on June 17, 2008. Mr. Finlay received a lump sum payment of A$140,000 upon his transition from employee to consultant. Mr. Finlay was not entitled to any severance payments as of June 30, 2008, although he was entitled to receive payment for the final two months of his consultancy arrangement with pSivida.

The severance arrangements of each of the Named Executive Officers during fiscal year 2008 are further described in the following paragraphs.

Paul Ashton

Termination of Dr. Ashton’s employment by us without Cause, or by Dr. Ashton with Good Cause, would require us to pay severance to Dr. Ashton. Dr. Ashton would be entitled to a lump sum payment equal to 100% of his annual salary plus the pro rata portion of his bonus for the year of such termination, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas had been established, the maximum bonus for which he was eligible during the prior year calculated on the same assumption. The bonus payable would be reduced by any bonus payments relating to services performed in the year in which termination occurred (1) that already had been paid or were payable as of the date of termination or (2) that were not earned because of the failure to achieve targets or formulas that were no longer able to be achieved, and the bonus payable also would exclude any bonus paid or payable in the year in which termination occurred with respect to services rendered in a prior year. We also would be required to provide Dr. Ashton with medical, life and disability insurance benefits for a period of one year if he elected coverage. Additionally, all options held by the Dr. Ashton (except the options most recently granted subject to stockholder approval) would vest and become exercisable upon such termination, and would remain exercisable for a period of six months thereafter (except that incentive stock options (“ISOs”) would be exercisable for only three months thereafter), and all restricted stock held by Dr. Ashton would vest and no longer be subject to forfeiture. Termination by us for Cause, or by Dr. Ashton without Good Cause, would not require us to pay any severance to Dr. Ashton.

Dr. Ashton has a separate non-competition agreement with us. Under this agreement, following a termination by us for Cause, or by Dr. Ashton without Good Cause, Dr. Ashton would be required to not engage in certain activities that would be in competition with us for a period of twelve months from the date of termination. No additional consideration is required to be paid by us for this period. We could at our option extend this period for an additional twelve months, in which case we would be required to pay Dr. Ashton an amount equal to his annual base salary as of the date of termination in twelve equal installments over the course of the additional twelve-month period.

Under Dr. Ashton’s non-competition agreement, following a termination by us without Cause, or by Dr. Ashton for Good Cause, we would have the option to prevent him from engaging in certain activities that would be in competition with us for a period of up to twenty-four months from the date of such termination. In exchange, we would pay Dr. Ashton an amount equal to 1/24th of $800,000 for each month in the period specified. Any amounts received by Dr. Ashton pursuant to his severance arrangement with us would reduce the amount that we were required to pay under his non-competition agreement on a dollar-for-dollar basis.

Michael Soja and Lori Freedman

Termination of Mr. Soja’s or Ms. Freedman’s employment by us without Cause, or by Mr. Soja or Ms. Freedman with Good Cause, would require us to pay severance to the affected executive officer. Each of Mr. Soja and Ms. Freedman would be entitled to a lump sum payment equal to the sum of (1) 100% of annual salary, (2) the prior year’s bonus and (3) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. This lump sum payment would be made either in cash, or, at our election, 50% in cash and 50% in stock. We also would be required to provide medical, life and disability benefits to the affected officer for a period of one year if the officer so elected. Additionally, all options held by Mr. Soja and Ms. Freedman (except the options most recently granted) would vest and become exercisable upon termination, and would remain exercisable for a period of one year following the date of termination (except that ISOs would be exercisable for only three months thereafter), and all restricted stock would vest and no longer be subject to forfeiture. Termination by us for Cause or by Mr. Soja or Ms. Freedman without Good Cause would not require us to pay any severance to Mr. Soja or Ms. Freedman. Neither Mr. Soja nor Ms. Freedman has entered into a separate non-competition agreement with us.

Aaron Finlay

Mr. Finlay ceased to be an employee of pSivida under an agreement effective as of February 29, 2008. Pursuant to that agreement, Mr. Finlay received a lump sum payment of A$140,000. Mr. Finlay also received a lump sum payment of A$14,103 for unused accrued vacation, net of any applicable taxes. Also pursuant to that agreement, Mr. Finlay entered into a six-month part-time consulting agreement under which he was compensated for his services at a gross rate of A$13,000 per month for six months beginning on February 29, 2008.

PROPOSAL 2: GRANT OF OPTIONS TO MANAGING DIRECTOR

The Compensation Committee has approved, subject to stockholder approval, the grant to Dr. Paul Ashton, the Managing Director, of an option to purchase 280,000 shares of common stock under the 2008 Incentive Plan. The Compensation Committee recommended this grant as the annual equity portion of Dr. Ashton’s annual compensation as Managing Director. The Compensation Committee also sought to reward the extraordinary efforts of Dr. Ashton in our financial restructuring in fiscal years 2007 and 2008, his critical role in the completion of our various fund raises during the past two fiscal years, our collaboration and license agreement with Pfizer in April 2007, our amendment to the collaboration agreement with Alimera in March 2008 and our reincorporation from Australia to the United States in June 2008. The Compensation Committee concluded that, based on the peer group and survey information as advised by Radford Surveys + Consulting, Dr. Ashton’s equity compensation has lagged competitive market practices in the past, both on an annual grant basis and on an aggregate potential ownership basis (as a percentage of total common shares outstanding). In addition to providing competitive equity compensation for fiscal year 2008 and rewarding his performance, this award was also designed to satisfy in part the deficit identified by the Compensation Committee in Dr. Ashton’s equity compensation and overall compensation. The Compensation Committee also noted that all of Dr. Ashton’s outstanding options were below current market value, which the Compensation Committee believes presents a significant retention risk.

The grant of options to Dr. Ashton will not have any effect upon the rights of existing security holders, excepting a reduction of their percentage ownership in pSivida by less than 2%.

The Board recommends that you vote FOR the approval of the grant of options to Dr. Ashton.

Material Terms of the Proposed Grant

Dr. Ashton’s options, if approved by stockholders, would have an exercise price equal to the closing price on NASDAQ of a share of our common stock on the date of grant. The options would vest and become exercisable in four equal portions on the first, second, third and fourth anniversaries of the date of grant, and would expire on the tenth anniversary of the date of grant. Upon the cessation of Dr. Ashton’s employment by reason of an involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the options granted to him that would have vested as of the first anniversary of the cessation of the employment would vest immediately prior to such cessation of employment. If Dr. Ashton’s employment were terminated within 24 months after a change of control by reason of an involuntary termination without cause or a voluntary termination for good cause, the options granted to him would automatically vest and remain exercisable for one year.

PROPOSAL 3: GRANT OF OPTIONS TO NON-EXECUTIVE DIRECTORS

In consultation with Radford Surveys + Consulting, the Compensation Committee initiated a review of non-executive director compensation. Following this review, the Compensation Committee approved, subject to stockholder approval, the grants to non-executive directors of the following options under the pSivida Corp. 2008 Incentive Plan:

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Options to purchase 60,000 shares each to new directors Mr. Paul Hopper and Mr. Peter Savas. Based on the Radford report, the Compensation Committee determined that an option grant to new directors at this level is appropriate to attract and retain high quality directors such as Mr. Hopper and Mr. Savas and is consistent with competitive director equity compensation in peer companies.

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Options to purchase 120,000 shares to Dr. David Mazzo and options to purchase 100,000 shares to Mr. Michael Rogers. The Compensation Committee determined that in addition to the 60,000 share options granted for regular service, additional options and different vesting terms are appropriate to reflect the significant contributions and time commitments of Dr. Mazzo as chairman of the Board and Mr. Rogers as chairman of the Audit and Compliance Committee in fiscal years 2007 and 2008 as compared to their cash and equity compensation for those years. During those years, their work included oversight with respect to our various fund raises, our collaboration and license agreement with Pfizer in April 2007, our amendment to the collaboration agreement with Alimera in March 2008, our compliance with Australian and U.S. accounting, securities law and exchange requirements and our reincorporation from Australia to the United States completed in June 2008. The Compensation Committee noted that Dr. Mazzo’s and Mr. Rogers’ outstanding grants of only 23,750 options were significantly below peer compensation for directors.

The option issuances would not have any effect upon the rights of existing security holders, excepting a reduction of their percentage ownership in pSivida by less than 2%.

The Board recommends that you vote FOR the grant of options to each of Mr. Hopper, Mr. Savas, Dr. Mazzo and Mr. Rogers.

Material Terms of the Proposed Grant

The options, if approved, would have an exercise price equal to the closing price on NASDAQ of a share of our common stock on the date of grant. The options granted to Mr. Hopper and Mr. Savas would vest and become exercisable in three equal portions on the first, second and third anniversaries of the date of grant. The options granted to Dr. Mazzo and Mr. Rogers would vest and become exercisable on the first anniversary of the date of grant. The options granted to Mr. Hopper, Mr. Savas, Dr. Mazzo and Mr. Rogers would vest upon a change of control, death or disability. Each option would expire on the tenth anniversary of the date of grant.

As of September 22, 2008, we had outstanding 12,171,773 options exercisable for, and warrants convertible into, shares of common stock or CDIs.

PROPOSAL 4: INCREASE IN MAXIMUM AGGREGATE ANNUAL CASH COMPENSATION

FOR DIRECTORS

The Compensation Committee has advised the Board that the cash and equity compensation we currently provide to our directors falls short of that which companies of comparable size and stage of development offer their directors. The Compensation Committee also has noted that we last fixed our cash compensation level for non-executive directors in 2004, and have not adjusted the cash compensation level to account for the increase in number of non-executive directors, the annual rates of inflation over several years, the current market for director compensation for companies of comparable size and stage of development or the high quality of directors that we have attracted and wish to continue to attract. In accordance with the advice of compensation consulting firm Radford Surveys + Consulting, the Compensation Committee has recommended reducing our competitive shortfall in director compensation through a combination of increased option grants and increased cash compensation. In consideration of our current cash resources, the Compensation Committee has recommended weighting the proposed director compensation towards equity awards. The Board agrees that we should increase cash compensation so that we remain competitive and can continue to attract and retain qualified directors. The Board also wishes to accommodate the possibility of at least one additional director, who would serve on at least two committees, if it is determined that pSivida and stockholders would benefit from having an additional skill set on the Board.

The Board has accordingly approved, upon the recommendation of the Compensation Committee and subject to stockholder approval, an increase in maximum aggregate annual cash compensation for directors (other than directors who are employees) to $350,000, such amount to be allocated among the directors as the Board, upon the recommendation of the Compensation Committee, sees fit.

The proposed aggregate annual cash compensation limit of $350,000 (A$414,643 as of September 22, 2008, the date on which the Board approved the limit) represents an increase from the current aggregate annual cash compensation limit of A$280,000. The proposed aggregate annual compensation limit, if approved, would become retroactively effective as of July 1, 2008. This proposal is consistent with ASX Listing Rule 10.17.

The Board recommends that you vote FOR increasing maximum aggregate annual cash compensation for directors to $350,000, such amount to be allocated among the directors as the Board, upon the recommendation of the Compensation Committee, sees fit.

Director Compensation

During fiscal year 2008, our non-executive directors received the following compensation:

•	annual retainer fee of $25,000;

•	additional annual retainer fee of $10,000 for the Board chair;

•	additional annual retainer fee of $5,000 for each Board committee chair;

•	attendance fees of $750 for each Board and Board committee meeting attended as a member, and of $1,000 for each Board and Board committee meeting attended as a chair;

•	options to purchase 18,750 shares, in the case of Dr. Mazzo and Mr. Rogers, and 5,000 shares in the case of Dr. Woodthorpe; and

•	cash bonus of $10,000 for Dr. Woodthorpe, for her service on the Reincorporation Committee.

Dr. Ashton received no additional compensation for serving as a director.

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the fiscal year ended June 30, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Option Awards(3)(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
David Mazzo	56,000	—	12,452	—	—	—		68,452
Michael Rogers	49,500	—	12,452	—	—	—		61,952
Katherine Woodthorpe(1)	48,280	—	3,321	—	—	3,445	(5)	45,046
Stephen Lake(1)(2)	4,296	—	—	—	—	—		4,296

(1)	Mr. Lake received his compensation in Australian dollars. Dr. Woodthorpe also received her compensation in Australian dollars, except for her US$10,000 cash bonus for service on the Reincorporation Committee. Compensation paid in Australian dollars was converted into U.S. dollars using the average exchange rate during fiscal year 2008.

(2)	Mr. Lake resigned his position as a director effective August 3, 2007.

(3)	Reflects the amounts recognized for financial statement reporting purposes for fiscal year 2008 in accordance with SFAS 123R. Option awards were converted from Australian dollars to U.S. dollars using the average exchange rate during fiscal year 2008. Option awards were valued using the Black-Scholes valuation model. The underlying valuation assumptions for equity awards are further disclosed in Note 11 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2008. No stock awards were granted during fiscal year 2008. The grant date fair value of the award issued to each of Dr. Mazzo and Mr. Rogers was $30,454, and the grant date fair value of the award issued to Dr. Woodthorpe was $8,121, in each case as converted from Australian dollars to U.S. dollars using the exchange rate quoted on www.OANDA.com on November 27, 2007, the date on which stockholders approved the option grants.

(4)	The following table shows the number of outstanding shares underlying option awards for our non-executive directors as of June 30, 2008.

Name	Outstanding Option Awards
David Mazzo	23,750
Michael Rogers	23,750
Katherine Woodthorpe	5,000
Stephen Lake	6,052

(5)	The amount shown relates to superannuation expense accrued on the director fee amounts earned by Dr. Woodthorpe.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm and to audit our financial statements and internal control over financial reporting for fiscal year 2009. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit and Compliance Committee will consider whether it is appropriate to select a different registered public accounting firm. Even if stockholders do ratify the appointment, the Audit and Compliance Committee in its discretion may select a different registered public accounting firm at any time during the year, if the Audit and Compliance Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for fiscal year 2008. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends that you vote FOR ratification of Deloitte’s appointment as the independent registered public accounting firm.

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to the fiscal years ended June 30, 2008 and 2007.

	Fiscal Year Ended June 30
	2008	2007
	(in thousands of $)
Audit Fees	1,466	1,720
Audit-Related Fees	—	—
Tax Fees(1)	102	31
All Other Fees	—	—

Total	1,568	1,751

(1)	Tax fees paid to Deloitte for fiscal years 2008 and 2007 related to the preparation of various corporate tax returns as well as tax advice.

Our policies require the Audit and Compliance Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting, but may not delegate pre-approval authority to members of management. The Audit and Compliance Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to pSivida. The Audit and Compliance Committee reviewed and pre-approved all audit services and permitted non-audit services performed during fiscal years 2008 and 2007.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the 2009 Annual Meeting and wishes the proposal to be included in the proxy materials for that meeting, we must receive a written copy of the proposal by no later than June 15, 2009.

If a stockholder intends to present a proposal at the 2009 Annual Meeting but does not wish the proposal to be included in the proxy materials for that meeting, we must receive notice of the proposal by no later than August 29, 2009.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

ADDITIONAL INFORMATION

Voting Requirements and Proxies

Nominees receiving a plurality of votes properly cast at the meeting will be elected directors. All other proposals require approval of a majority of votes properly cast.

If you vote by Internet, telephone or mail, the person whom you have named proxy will vote your shares in accordance with your instructions. If you vote by Internet, telephone or mail without providing instructions as to how your vote should be cast, the person whom you have named as proxy will vote in favor of each of the proposals contained in this proxy statement. However, if your shares are held by a broker or nominee and you do not instruct the broker or nominee, it will not vote with respect to proposals 2, 3 and 4 (approval of the stock option grant to the managing director, approval of the stock option grants to the non-executive directors or approval of the increase in maximum aggregate annual cash compensation to directors). If you abstain or withhold your authority with respect to a proposal, or you do not instruct your broker or nominee with respect to proposals 2, 3 or 4, your shares will be counted as in attendance at the meeting for purposes of a quorum. If any other matters are properly presented for voting at the Annual Meeting, the person whom you have named as proxy will have discretionary authority to vote in accordance with his or her own judgment, including the authority to vote to adjourn the meeting. The person named as proxy will be able to vote your shares as described above at postponed or adjourned meetings.

Voting Exclusion Statement

We will disregard any votes cast on proposal 1 for any given nominee by the nominee himself or his associates, cast on proposal 2 by Dr. Ashton or his associates and cast on proposals 3 and 4 by any of the non-executive directors or their associates. We will not disregard a vote, however, if it is cast (1) by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form or (2) by the person chairing the Annual Meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Other Business

At the time of mailing this proxy statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

Proxy Solicitation

We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communications. These persons will not receive any additional or special compensation for their solicitation services.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 19, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/PSI • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 – 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - David J. Mazzo	☐	☐	02 - Paul Ashton	☐	☐	03 - Paul A. Hopper	☐	☐
	04 - Michael Rogers	☐	☐	05 - Peter G. Savas	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the grant of options to Managing Director Paul Ashton.	☐	☐	☐	3.	Approval of the grant of options to each of Non-Executive Directors Paul Hopper, Peter Savas, David Mazzo and Michael Rogers.	☐	☐	☐

4.	Approval of increasing maximum aggregate annual cash compensation for directors to $350,000.	☐	☐	☐	5.	Ratification of the appointment of Deloitte & Touche LLP.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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2008 Annual Meeting Admission Ticket

2008 Annual Meeting of

pSivida Corp. Stockholders

Wednesday, November 19, 2008, 11 a.m. Local Time

Sofitel Sydney Wentworth Hotel

Wentworth Room

61 Phillip Street, Sydney NSW 2000, Australia

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — pSivida Corp.

Notice of 2008 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — November 19, 2008

Paul Ashton, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of pSivida Corp. to be held on November 19, 2008 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxy will have authority to vote FOR the election of all nominees and FOR Proposal 5.

In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)